                                                                   Exhibit 10.10


                                                                  EXECUTION COPY



--------------------------------------------------------------------------------

                         SECOND AMENDED AND RESTATED CREDIT
                                     AGREEMENT


                                       among


                                BIG CITY RADIO, INC.


                                The Several Lenders
                          from Time to Time Parties Hereto


                                        and


                             The Chase Manhattan Bank,
                                      as Agent



                             Dated as of March 17, 1998



--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                            Page


SECTION 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1  Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  Other Definitional Provisions. . . . . . . . . . . . . . . . . . .  15

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS. . . . . . . . . . . . . . . . .  15
     2.1  Revolving Credit Commitments . . . . . . . . . . . . . . . . . . .  15
     2.2  Procedure for Revolving Credit Borrowing . . . . . . . . . . . . .  16
     2.3  Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     2.4  Termination or Reduction of Commitments. . . . . . . . . . . . . .  17
     2.5  Repayment of Loans; Evidence of Debt . . . . . . . . . . . . . . .  17
     2.6  Optional Prepayments . . . . . . . . . . . . . . . . . . . . . . .  18
     2.7  Mandatory Prepayments. . . . . . . . . . . . . . . . . . . . . . .  18
     2.8  Conversion and Continuation Options. . . . . . . . . . . . . . . .  19
     2.9  Minimum Amounts and Maximum Number of Tranches . . . . . . . . . .  19
     2.10  Interest Rates and Payment Dates. . . . . . . . . . . . . . . . .  19
     2.11  Computation of Interest and Fees. . . . . . . . . . . . . . . . .  20
     2.12  Inability to Determine Interest Rate. . . . . . . . . . . . . . .  20
     2.13  Pro Rata Treatment and Payments . . . . . . . . . . . . . . . . .  21
     2.14  Illegality. . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     2.15  Requirements of Law . . . . . . . . . . . . . . . . . . . . . . .  22
     2.16  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     2.17  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     2.18  Change of Lending Office or Replacement of Lender . . . . . . . .  25
     2.19  Certain Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 3.  LETTERS OF CREDIT. . . . . . . . . . . . . . . . . . . . . . . .  26
     3.1  L/C Commitment . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     3.2.  Procedure for Issuance of Letters of Credit.. . . . . . . . . . .  27
     3.3.  Fees, Commissions and Other Charges.. . . . . . . . . . . . . . .  27
     3.4.  L/C Participations. . . . . . . . . . . . . . . . . . . . . . . .  27
     3.5.  Reimbursement Obligation of the Borrower. . . . . . . . . . . . .  28
     3.6.  Obligations Absolute. . . . . . . . . . . . . . . . . . . . . . .  29
     3.7.  Letter of Credit Payments.. . . . . . . . . . . . . . . . . . . .  29
     3.8.  Application.. . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 4.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . .  29
     4.1  Financial Condition. . . . . . . . . . . . . . . . . . . . . . . .  29
     4.2  No Change. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     4.3  Corporate Existence; Compliance with Law . . . . . . . . . . . . .  30
     4.4  Corporate Power; Authorization; Enforceable Obligations. . . . . .  30
     4.5  No Legal Documents Bar . . . . . . . . . . . . . . . . . . . . . .  31
     4.6  No Material Litigation . . . . . . . . . . . . . . . . . . . . . .  31

                                                                            Page


     4.7  No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     4.8  Ownership of Property; Liens . . . . . . . . . . . . . . . . . . .  31
     4.9  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . .  32
     4.10  No Burdensome Restrictions. . . . . . . . . . . . . . . . . . . .  32
     4.11  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     4.12  Federal Regulations . . . . . . . . . . . . . . . . . . . . . . .  32
     4.13  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     4.14  Investment Company Act; Other Regulations . . . . . . . . . . . .  33
     4.15  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     4.16  Purpose of Loans. . . . . . . . . . . . . . . . . . . . . . . . .  33
     4.17  Environmental Matters . . . . . . . . . . . . . . . . . . . . . .  33
     4.18  Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     4.19  FCC Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION 5.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . .  35
     5.1  Conditions to Effectiveness. . . . . . . . . . . . . . . . . . . .  35
     5.2  Conditions to Each Extension of Credit . . . . . . . . . . . . . .  37

SECTION 6.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . .  37
     6.1  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  38
     6.2  Certificates; Other Information. . . . . . . . . . . . . . . . . .  38
     6.3  Payment of Obligations . . . . . . . . . . . . . . . . . . . . . .  39
     6.4  Conduct of Business and Maintenance of Existence . . . . . . . . .  39
     6.5  Maintenance of Property; Insurance . . . . . . . . . . . . . . . .  39
     6.6  Inspection of Property; Books and Records; Discussions . . . . . .  40
     6.7  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     6.8  Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . .  41
     6.9  Assignments of Leases. . . . . . . . . . . . . . . . . . . . . . .  41
     6.10  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . .  41

SECTION 7.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . .  42
     7.1  Financial Condition Covenants. . . . . . . . . . . . . . . . . . .  42
     7.2  Limitation on Indebtedness . . . . . . . . . . . . . . . . . . . .  43
     7.3  Limitation on Liens. . . . . . . . . . . . . . . . . . . . . . . .  44
     7.4  Limitation on Guarantee Obligations. . . . . . . . . . . . . . . .  45
     7.5  Limitation on Fundamental Changes. . . . . . . . . . . . . . . . .  45
     7.6  Limitation on Sale of Assets . . . . . . . . . . . . . . . . . . .  45
     7.7  Limitation on Dividends. . . . . . . . . . . . . . . . . . . . . .  46
     7.8  Limitation on Capital Expenditures . . . . . . . . . . . . . . . .  46
     7.9  Limitation on Investments, Loans and Advances. . . . . . . . . . .  47
     7.10  Limitation on Optional Payments and Modifications of Debt
          Instruments or Agreements. . . . . . . . . . . . . . . . . . . . .  47
     7.11  Limitation on Transactions with Affiliates. . . . . . . . . . . .  48

                                                                            Page


     7.12  Limitation on Sales and Leasebacks. . . . . . . . . . . . . . . .  48
     7.13  Limitation on Changes in Fiscal Year. . . . . . . . . . . . . . .  48
     7.14  Limitation on Negative Pledge Clauses . . . . . . . . . . . . . .  48
     7.15  Limitation on Lines of Business and Local Marketing and Sales
             Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     7.16  Restrictions on Member and License Subsidiaries.. . . . . . . . .  49

SECTION 8.   EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . .  49

SECTION 9.  THE AGENT. . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     9.1  Appointment. . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     9.2  Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . .  53
     9.3  Exculpatory Provisions . . . . . . . . . . . . . . . . . . . . . .  53
     9.4  Reliance by Agent. . . . . . . . . . . . . . . . . . . . . . . . .  53
     9.5  Notice of Default. . . . . . . . . . . . . . . . . . . . . . . . .  54
     9.6  Non-Reliance on Agent and Other Lenders. . . . . . . . . . . . . .  54
     9.7  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .  55
     9.8  Agent in Its Individual Capacity . . . . . . . . . . . . . . . . .  55
     9.9  Successor Agent. . . . . . . . . . . . . . . . . . . . . . . . . .  55

SECTION 10.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .  56
     10.1  Amendments and Waivers. . . . . . . . . . . . . . . . . . . . . .  56
     10.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     10.3  No Waiver; Cumulative Remedies. . . . . . . . . . . . . . . . . .  57
     10.4  Survival of Representations and Warranties. . . . . . . . . . . .  57
     10.5  Payment of Expenses and Taxes . . . . . . . . . . . . . . . . . .  57
     10.6  Successors and Assigns; Participations and Assignments. . . . . .  58
     10.7  Termination of Guarantee. . . . . . . . . . . . . . . . . . . . .  60
     10.8  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     10.9  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     10.10  Integration. . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     10.11  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . .  61
     10.12  Submission To Jurisdiction; Waivers. . . . . . . . . . . . . . .  61
     10.13  Acknowledgements . . . . . . . . . . . . . . . . . . . . . . . .  61
     10.14  WAIVERS OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . . .  62

SCHEDULES

     I         Lenders, Addresses and Commitments
     4.8       Liens
     4.15      Subsidiaries
     4.19      FCC Licenses and Permits
     7.2(f)    Existing Indebtedness
     7.4       Guarantee Obligations
     7.9       Investments, Loans and Advances

EXHIBITS

     A         Form of Note
     B         Form of Closing Certificate
     C         Form of Legal Opinion of Counsel to the Borrower
     D         Form of Assignment and Acceptance
     E         Form of Acknowledgement and Consent

          SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 17, 1998, among BIG CITY RADIO, INC. a Delaware corporation (the "Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders") and The Chase Manhattan Bank, a New York banking corporation, as agent for the Lenders hereunder (in such capacity, the "Agent").

          WHEREAS, the Borrower, the Agent, and the lenders parties thereto (the "Existing Lenders") are parties to the Amended and Restated Credit Agreement, dated as of December 24, 1997 (as amended and waived to the date hereof, the "Existing Credit Agreement"), pursuant to which the Existing Lenders made loans to the Borrower for the purposes set forth therein; and

          WHEREAS, the Borrower intends to consummate an offering of $174,000,000 of its 11.25% senior subordinated notes due 2005 ("the Offering"); and

          WHEREAS, in connection with the Offering the Borrower has requested that the Agent and the Lenders amend and restate the Existing Credit Agreement as set forth herein;

          WHEREAS, in connection with the execution and delivery of this Agreement, the Agent has agreed to terminate the Guarantee made by Stuart Subotnick on December 24, 1997 (the "Guarantee") in favor of the Agent, guaranteeing a portion of the Existing Credit Facility; and

          WHEREAS, the Agent and the Lenders are willing to so amend and restate the Existing Credit Agreement, but only on the terms and conditions hereof;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, effective as of the Closing Date (as defined herein), the parties hereto hereby amend and restate the Existing Credit Agreement as follows:


                               SECTION 1.  DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and
     (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by The Chase Manhattan Bank in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

          "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

          "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agent": The Chase Manhattan Bank, together with its affiliates, as the arranger of the Commitments and as the agent for the Lenders under this Agreement and the other Loan Documents.

          "Aggregate Outstanding Extensions of Credit": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

          "Agreement": this Second Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Applicable Margin": the rate per annum set forth in the table below opposite the ratio of Total Debt to EBITDA then in effect. Such Applicable Margin shall be in effect for the period beginning, and determined for each such period as of, the second Business Day following the date on which the Responsible Officer's certificate provided pursuant to subsection 6.2(b) is delivered to the Lenders and ending on the first Business Day following the date on which the next such Responsible Officer's certificate is delivered to the Lenders; provided, that, if for any reason the Responsible Officer's certificate required by subsection 6.2(b) is not delivered in accordance with such subsection to the Lenders, the ratio of Total Debt to EBITDA shall, for purposes of determining the Applicable Margin, be deemed to be greater than or equal to 5.0 to 1 for each day during the period from and including the day such Responsible Officer's certificate was required to be delivered pursuant to subsection 6.2(b) to the day such Responsible Officer's certificate is so delivered; and provided, further, that for the period from and including the Closing Date to the first Business Day following the date on which the Borrower is required to deliver the Responsible Officer's certificate pursuant to subsection 6.2(b) for the fiscal quarter ending June 30, 1998, the ratio of Total Debt to EBITDA shall, for purposes of determining Applicable Margin, be deemed to be greater than or equal to 7.0 to 1.


             ----------------------------------------------------------------
                          Total Debt/
                             EBITDA                          ABR +    LIBOR +
             ----------------------------------------------------------------
                   GREATER THAN OR EQUAL TO 7.0X             2.000%    3.000%
             GREATER THAN OR EQUAL TO 6.0X, LESS THAN 7.0X   1.750%    2.750%
             GREATER THAN OR EQUAL TO 5.0X, LESS THAN 6.0X   1.500%    2.500%
             GREATER THAN OR EQUAL TO 4.0X, LESS THAN 5.0X   1.000%    2.000%
             GREATER THAN OR EQUAL TO 3.0X, LESS THAN 4.0X   0.750%    1.750%
                           LESS THAN 3.0X                    0.500%    1.500%
             ----------------------------------------------------------------

          "Application": an application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to open a Letter of Credit.

          "Assignee":  as defined in subsection 10.6(c).

          "Assignment of Leases": any Assignment of Lease executed at any time by the Borrower or any Subsidiary in favor of the Agent for the benefit of the Lenders in form and substance reasonably satisfactory to the Agent as the same may be amended, supplemented or otherwise modified from time to time.

          "Available Commitment": as to any Lender, at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment over (b) such Lender's Aggregate Outstanding Extensions of Credit.

          "Board": the Board of Governors of the Federal Reserve System (or any successor thereto).

          "Borrower":  as defined in the recitals hereto.

          "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.2 as a date on which the Borrower requests the Lenders to make Loans hereunder.

          "Borrowing Limit": At any time, an aggregate amount not to exceed four times the aggregate EBITDA of the Restricted Subsidiary Group for the period of four fiscal quarters most recently ended for which financial statements have been delivered pursuant to subsection 6.1.

          "Business":  as defined in subsection 4.17(b).

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "Cash Equivalents": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by S&P or P-2 by Moody's, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

          "C/D Assessment Rate": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the FDIC classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.3(d) (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

          "C/D Reserve Percentage": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

          "Chase":  The Chase Manhattan Bank.

          "Closing Date": the date on which the conditions precedent set forth in subsection 5.1 shall be satisfied.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral": all assets of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

          "Commercial Letter of Credit":  as defined in subsection 3.1(b)(i)(B).

          "Commitment": as to any Lender, the obligation of such Lender to make Loans to and/or issue or participate in Letters of Credit issued on behalf of the Borrower hereunder in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule I.

          "Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Commitment bears to the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding bears to the aggregate principal amount of all Loans then outstanding).

          "Commitment Period": the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

          "Commonly Controlled Entity": any trade or business, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

          "Communications Act":  the Communications Act of 1934, as amended.

          "Consolidated Net Income": for any period, net income of the Borrower or the Restricted Subsidiary Group, as the case may be, determined on a consolidated basis in accordance with GAAP.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "EBITDA": with respect to the Borrower or the Restricted Subsidiary Group, as the case may be, for any period, the sum of (a) the Consolidated Net Income for such period plus, to the extent deducted in computing such net income, the sum of (i) income tax expense, (ii) interest expense (including deferred interest expense) or an allocated amount of interest expense in the case of the Restricted Subsidiary Group, (iii) depreciation and amortization expense, (iv) any extraordinary losses and (v) any expense items with respect to acquisitions by the Borrower or any of its Affiliates or the Restricted Subsidiary Group, as the case may be, of radio stations and related assets, and minus to the extent added in computing such net income, (i) any interest income and (ii) any extraordinary gains, all as determined with respect to the Borrower or the Restricted Subsidiary Group, as the case may be, on a consolidated basis (in the case of the Borrower), in accordance with GAAP.

          "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

          "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

          "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                         Eurodollar Base Rate
             ----------------------------------------
             1.00 - Eurocurrency Reserve Requirements

          "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Existing Credit Agreement":  as defined in the recitals hereto.

          "Existing Lenders":  as defined in the recitals hereto.

          "Existing Loans":  as defined in subsection 2.1(b).

          "FCC": the Federal Communications Commission or any successor to the functions and powers thereof.

          "FCC Licenses": with respect to any radio station owned or operated by the Borrower or any Subsidiary, all FCC licenses, permits and approvals necessary for the lawful construction of facilities for, and operation of, such radio station.

          "FCC Rules":  as defined in subsection 4.19.

          "FDIC":  the Federal Deposit Insurance Corporation.

          "Final Orders": with respect to the assignment of any FCC License or transfer of control of any radio station authorized by such FCC License from one Person to another, an order by the FCC consenting to such assignment or transfer, in the case of a pro forma assignment or transfer of control not involving a substantial change in ownership or control, when effective and, in the case of all other assignments or transfers of control, when the time for administrative or judicial review has expired and the time for the filing of any protest, petition to deny, request for stay, petition for reconsideration, or appeal has expired and no protest, petition to deny, request for stay, petition for reconsideration or appeal is pending.


          "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          "Forestry Service License": the license in respect of the right to operate the radio transmitter located on that certain parcel of land situated within the Angeles National Forest.

          "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances or Letters of Credit issued or created for the account of such Person, (e) all obligations of such Person in respect of banker's acceptances issued or created for the account of such Person and
     (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. For purposes of any calculation hereunder, the amount of any Indebtedness outstanding at any time, except Indebtedness under clause (f) of this definition, shall be deemed to be equal to the then outstanding principal amount of such Indebtedness (including, with respect to Financing Leases, the implied principal amount thereof calculated in accordance with GAAP) and the amount of any Indebtedness outstanding at any time under clause (f) of this definition shall be equal to the lesser of (i) the then outstanding principal amount of, and all accrued and unpaid interest on, the liability secured by the applicable property and (ii) the then fair market value of such property.

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent":  pertaining to a condition of Insolvency.

          "Interest Expense": for any period, the amount of interest expense on the Total Debt of the Borrower for such period, determined on a consolidated basis in accordance with GAAP.

          "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period in excess of three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

          "Interest Period":  with respect to any Eurodollar Loan:

               (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or nine months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

               (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or nine months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (i) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                 (ii) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date or such date of final payment, as the case may be; and

                (iii) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          "Issuing Bank": The Chase Manhattan Bank, in its capacity as issuer of any Letter of Credit.

          "L/C Commitment":  $1,000,000.

          "L/C Fee Payment Date": the last day of each March, June, September and December.

          "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a).

          "L/C Participants": the collective reference to all the Lenders other than the Issuing Bank.

          "Landlord's Consent": A Landlord's Consent executed at any time by a landlord in respect of any leased property subject to any Assignment of Lease, in form and substance reasonably satisfactory to the Agent, as the same may be amended, supplemented or otherwise amended from time to time.

          "Letters of Credit":  as defined in paragraph 3.1(a).

          "Licenses":  as defined in subsection 4.19.

          "License Subsidiary": any wholly-owned sole purpose Subsidiary Loan Party of the Borrower formed for the exclusive purpose of holding FCC Licenses pursuant to organizational documents reasonably satisfactory to the Agent.

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever which makes any property or asset available for the payment or performance of any liability in priority to the payment or performance of ordinary unsecured creditors (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

          "Loan": any loan made by any Lender pursuant to this Agreement including any Existing Loan.

          "Loan Documents": this Agreement, any Notes, any Applications and the Security Documents.

          "Loan Parties": the Borrower and any of its Subsidiaries which is a party to a Loan Document.

          "Local Marketing and Sales Agreement": as to any Person, all agreements to which such Person is a party pursuant to which such Person has the right to direct the programming with respect to a radio station (and related FCC License) owned by another Person and/or pursuant to which such Person has the right to sell advertising in connection with a radio station (and related FCC License) owned by another Person.

          "Material Adverse Effect": a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

          "Material Environmental Amount": an amount finally determined by legal process or executed settlement agreement to be payable by the Borrower in excess of $2,500,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

          "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "Member": the collective reference to the Borrower and any wholly-owned Subsidiary Loan Party of the Borrower which is a member in, or partner of, any License Subsidiary.

          "Moody's":  Moody's Investors Service, Inc.

          "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Cash Interest Expense": with respect to the Borrower for any period, the sum of interest in respect of Total Debt paid by the Borrower in cash during such period, minus all interest earnings received by the Borrower in cash during such period, in each case determined on a consolidated basis in accordance with GAAP.

          "Non-Excluded Taxes":  as defined in subsection 2.16.

          "Note":  as defined in subsection 2.5(e).

          "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans or any Notes and all other obligations and liabilities of the Borrower to the Agent or to the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Notes or the other Loan Documents and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement) or otherwise.

          "Operating Agreement": with respect to any FCC License held by a License Subsidiary, an agreement substantially in the form of Exhibit F to the Existing Credit Agreement between such License Subsidiary and the Borrower.

          "Participant":  as defined in subsection 10.6(b).

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "Person": an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

          "Properties":  as defined in subsection 4.17.

          "Register":  as defined in subsection 10.6(d).

          "Registration Rights Agreements": the Registration Rights Agreement, dated as of December 18, 1997, by and among the Borrower, Stuart Subotnick and Anita Subotnick and the Registration Rights Agreement, dated as of December 23, 1997, by and between the Borrower and Michael Kakoyiannis.

          "Regulations G, T, U, and X": Regulations G, T, U, and X of the Board as in effect from time to time.

          "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Bank pursuant to subsection 3.5(a) for amounts drawn under Letters of Credit.

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg.
     Section  2615.

          "Required Lenders": at any time, Lenders the Commitment Percentages of which aggregate more than 50%.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer": the chief executive officer, the president and any vice president of the Borrower, or, with respect to financial matters, the chief financial officer of the Borrower.

          "Restricted Subsidiary Group": For as long as each shall be and remain wholly-owned by the Borrower, the Stations consisting of (i) those broadcasting using the FCC licenses held by Big City Radio-LA, L.L.C. and
     (ii) any other Stations agreed to by the Agent from time to time.

          "Revolving Credit Loans":  as defined in subsection 2.1(a).

          "Security Agreement": the Amended and Restated Security Agreement, dated December 24, 1997, executed by the Borrower and its Subsidiaries, as the same may be amended, supplemented or otherwise modified from time to time.

          "Security Documents": the collective reference to the Security Agreement and, from and after its execution and delivery, any Assignment of Lease.

          "Senior Notes":  The Borrower's 11.25% Senior Discount Notes due 2005.

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "S&P":  Standard and Poor's Ratings Services.

          "Standby Letter of Credit":  as defined in paragraph 3.1(b)(i)(A).

          "Stations": any of the radio stations now owned or operated by or hereafter acquired or operated by the Borrower or any of its Subsidiaries.

          "Subordinated Indebtedness": any unsecured Indebtedness of the Borrower no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) except in the event of a change of control or unapplied asset sale proceeds, prior to December 31, 2004; the payment of the principal of and interest on which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the principal of and interest (including post-petition interest) on the Loans and all other obligations and liabilities of the Borrower to the Agent and the Lenders hereunder on terms and conditions approved in writing by the Agent; having no financial maintenance covenants and all other terms and conditions (including, without limitation, interest rates, covenants, defeasance and defaults (which shall not include a cross default)) which are satisfactory in form and substance to the Agent (as evidenced by their prior written approval thereof).

          "Subsidiary": as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          "Termination Date":  March 31, 2003.

          "Total Debt": with respect to the Borrower at any time, (a) all Indebtedness of the Borrower and its Subsidiaries minus, (b) all cash and Cash Equivalents owned by the Borrower and its Subsidiaries free and clear of any Liens (other than Liens to secure Indebtedness of the Borrower).

          "Transferee":  as defined in subsection 10.6(f).

          "Type":  as to any Loan, its nature as an ABR Loan or a Eurodollar
     Loan.

          "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


           SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

          2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (the "Revolving Credit Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Commitment Percentage of the then outstanding L/C Obligations, does not exceed the lesser of (i) the amount of such Lender's Commitment and (ii) such Lender's Commitment Percentage of the Borrowing Limit then in effect. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

          (b) The Borrower acknowledges and confirms that the Existing Lenders have made revolving credit loans to it under the Existing Credit Agreement (such revolving credit loans, the "Existing Loans"). The Borrower hereby represents, warrants, agrees, covenants and reaffirms that: (i) to the extent arising on or prior to the Closing Date, it has no (and it permanently and irrevocably waives, and releases the Agent and the Existing Lenders from any) defense, setoff, claim or counterclaim against the Agent or any Existing Lender in regard to its Obligations in respect of such Existing Loans and (ii) reaffirms its obligation to pay such Existing Loans in accordance with the terms and provisions of this Agreement and the other Loan Documents.

          (c) The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with subsections 2.2 and 2.8, provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

          2.2 Procedure for Revolving Credit Borrowing.   The Borrower may
borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 10:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurodollar Loans or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of each such Loan and the length of the respective initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $100,000 or a whole multiple thereof (or, if the then Available Commitments are less than $100,000, such lesser amount) and (y) in the case of Eurodollar Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Borrower at the office of the Agent specified in subsection 10.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

          2.3 Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the Termination Date, computed at the rate of 1/2 of 1% per annum on the average daily amount of the Available Commitment of such Lender during the period for which payment is made; payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

          2.4 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than five Business Days' notice to the Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments, provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding , when added to the then outstanding L/C Obligations, would exceed the Commitments then in effect. Any such reduction shall be in an amount equal to $100,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect.

          2.5 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.10.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Agent, acting for this purpose as an agent of the Borrower, shall maintain the Register pursuant to subsection 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and, in the case of Eurodollar Loans, each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) both the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof and (iv) each continuation of a Loan and each conversion of all or a portion of a Loan thereof to another Type.

          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

          (e) The Borrower agrees that, upon the request to the Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a "Note").

          2.6 Optional Prepayments. The Borrower may, on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans, or at any time and from time to time, in the case of ABR Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least three Business Days' irrevocable notice to the Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 2.17.

          2.7 Mandatory Prepayments. (a) The Borrower shall immediately prepay the Loans made to it to the extent the aggregate principal amount of such Loans outstanding at any time exceeds the total amount of the Commitments to the Borrower as reduced pursuant to subsection 2.4.

          (b) Unless the Borrower indicates otherwise, the mandatory prepayments pursuant to this subsection 2.7 shall first be used to prepay the then outstanding ABR Loans made to the Borrower and second to prepay the then outstanding Eurodollar Loans made to the Borrower in the order in which such Eurodollar Loans become due. In the event the amount of any prepayment of Loans required to be made under this subsection 2.7(b) shall exceed the aggregate principal amount of such Loans which are ABR Loans (the amount of any such excess being called the "Excess Amount"), the Borrower shall have the right, in lieu of making such prepayment in full, to prepay all such outstanding ABR Loans when due and to deposit on the date of the required prepayment an amount equal to the Excess Amount with the Agent in a cash collateral account maintained by and in the sole dominion and control of the Agent. Any amounts so deposited shall be held by the Agent as collateral security for the Obligations and applied to the prepayment of the applicable Eurodollar Loans at the end of the current Interest Periods applicable thereto. On any Business Day on which (A) collected amounts remain on deposit in or to the credit of such cash collateral account after giving effect to the payments made on such day pursuant to this subsection 2.7(b) and (B) the Borrower shall have delivered to the Agent a written request or a telephonic request (which shall be promptly confirmed in writing) that such remaining collected amounts be invested in the Cash Equivalents specified in such request, the Agent shall invest such remaining collected amounts in such Cash Equivalents on an overnight basis; provided, however, that the Agent shall have continuous dominion and full control over any such investments (and over any interest that accrues thereon) to the same extent that it has dominion and control over such cash collateral account. Any such deposited amounts so invested (together with any interest thereon) shall be deposited in such cash collateral account not later than 11:30 a.m. on the next succeeding Business Day.

          (c) The provisions of subsection 2.17 shall apply to all mandatory prepayments pursuant to this subsection 2.7.

          2.8 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent has or the Required Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month or 30 days, respectively, prior to the Termination Date.

          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Agent has or the Required Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month or 30 days prior to the Termination Date (in the case of continuations of Loans) and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

          2.9 Minimum Amounts and Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar borrowing shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof.
 In no event shall there be more than 5 Eurodollar borrowings outstanding at any time.

          2.10 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

          (c) If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of the overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this subsection 2.10 plus 2%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

          2.11 Computation of Interest and Fees. (a) Commitment fees and, whenever it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Agent in determining any interest rate pursuant to subsection 2.10(a) or (b).

          2.12 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a) the Agent shall have determined (which determination, in the absence of manifest error, shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) the Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans (provided that prior to 1:00 p.m. on the Business Day preceding the first day of such Interest Period, the Borrower may revoke its notice of borrowing, in which case no such Loans shall be made),

(y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans that were to be continued as such for such Interest Period, shall be converted to or continued as ABR Loans and (z) any outstanding Eurodollar Loans that were to be continued as such for such Interest Period shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans. The Agent agrees to withdraw any such notice as soon as reasonably practicable after the Agent is notified of a change in circumstances which makes such notice inapplicable.

          2.13 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Agent, for the account of the Lenders, at the Agent's office specified in subsection 10.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on any Eurodollar Loan) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension, unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

          (b) Unless the Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate (as defined in the Section 1.1 definition of "ABR") for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three Business Days of such Borrowing Date, the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

          2.14 Illegality. (a) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (i) such Lender shall promptly, after becoming aware thereof, notify the Agent and the Borrower thereof, (ii) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (iii) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.17. If circumstances subsequently change so that it is no longer unlawful for an affected Lender to make or maintain Eurodollar Loans as contemplated hereunder, such Lender will, as soon as reasonably practicable after such Lender knows of such change in circumstances, notify the Borrower and the Agent, and upon receipt of such notice, the obligations of such Lender to make or continue Eurodollar Loans or to convert ABR Loans into Eurodollar Loans shall be reinstated.

          (b) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of subsection 2.14(a) with respect to such Lender, it will, if requested by the Borrower and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to change the lending office at which it books its Eurodollar Loans hereunder if such change would make it lawful for such Lender to continue to make or maintain Eurodollar Loans as contemplated hereunder; provided, however, that such change can be made in such a manner that such Term Loan Lender, in its sole determination, suffers no increased cost or economic, legal or regulatory disadvantage.

          2.15 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

             (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 2.16 and changes in the rate of tax on the overall net income of such Lender);

            (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

           (iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower (with a copy to the Agent) of the event by reason of which it has become so entitled. Notwithstanding any other provision of this subsection 2.15, no Lender shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

          (c) A certificate as to any additional amounts payable pursuant to this subsection 2.15 submitted by such Lender to the Borrower (with a copy to the Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.16 Taxes. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) any taxes imposed by jurisdictions outside of the United States of America, (ii) any taxes imposed by the United States or any political subdivision thereof by means of withholding at the source, if and to the extent that such taxes shall be in effect and shall be applicable on the date hereof, to payments to be made to such lender, existing taxes on the date hereof and (iii) any net income taxes and franchise taxes (imposed in lieu of net income taxes), imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under any Note, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.


     (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

          (i) deliver to the Borrower and the Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

          (ii) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

           (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to subsection 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

          2.17 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.18 Change of Lending Office or Replacement of Lender. (a) Each Lender agrees that if it makes any demand for payment under subsection 2.15 or 2.16(a), or if any adoption or change of the type described in subsection 2.15 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection 2.15 or 2.16(a), or would eliminate or reduce the effect of any adoption or change described in subsection 2.15.

          (b) If the Borrower becomes obligated to pay additional amounts described in subsections 2.15 or 2.16(a) as a result of any condition described in such subsections and payment of such amounts is demanded by any Lender, then the Borrower may, on ten
(10) Business Days' prior written notice to the Agent and such Lender, cause such Lender to (and such Lender shall) assign pursuant to subsection 10.6 all of its rights and obligations under this Agreement to a Lender or other entity selected by the Borrower for a purchase price equal to the outstanding principal amount of such Lender's Loans and all accrued interest and fees and losses and expenses of the types referred to in subsection 2.17, provided, that in no event shall the assigning Lender be required to pay or surrender to such purchasing Lender or other entity any of the fees received by such assigning Lender pursuant to this Agreement.

          2.19 Certain Fees. On the dates provided therein, the Borrower agrees to pay to the Agent for its own account the fees set forth in the Fee Letter, dated December 1, 1997 between the Borrower and Chase.


                            SECTION 3.  LETTERS OF CREDIT

          3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Bank; provided that the Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance,(i) the L/C Obligations would exceed the L/C Commitment,(ii) the Available Commitment would be less than zero, or (iii) the Aggregate Outstanding Extensions of Credit would exceed the Borrowing Limit.

          (b) Each Letter of Credit shall:

               (i) be denominated in Dollars and shall be either (A) a standby letter of credit issued to support obligations of the Borrower, contingent or otherwise, in connection with the working capital and business needs of the Borrower in the ordinary course of business, including in connection with any acquisition permitted by Section 7.9(c) (a "Standby Letter of Credit"), or (B) a commercial letter of credit issued in respect of the purchase of goods or services by the Borrower and its Subsidiaries in the ordinary course of business (a "Commercial Letter of Credit") and

               (ii) expire no later than the Termination Date.

          (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

          (d) The Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          3.2. Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may request. Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the Borrower. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.

          3.3. Fees, Commissions and Other Charges. (a) The Borrower shall pay to the Agent, for the account of the Issuing Bank and the L/C Participants, a letter of credit commission with respect to each Letter of Credit, computed quarterly in arrears for the period from the date of issuance of such Letter of Credit to the termination or expiration thereof at the rate per annum equal to the Applicable Margin then in effect for Eurodollar loans, calculated on the basis of a 365 (or 366-, as the case may be) year, of the daily average available amount under such Letter of Credit during the period for which such fee is calculated. Such commissions shall be payable in arrears on each L/C Fee Payment Date.

          (b) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

          (c) The Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the L/C Participants all fees and commissions received by the Agent for their respective accounts pursuant to this subsection.

          3.4. L/C Participations. (a) The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Bank's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

          (b) If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to paragraph 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (1) such amount, times (2) the daily average Federal funds rate, as quoted by the Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (3) a fraction, the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to paragraph 3.4(a) is not in fact made available to the Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

          3.5. Reimbursement Obligation of the Borrower. (a) The Borrower agrees to reimburse the Issuing Bank on each date on which the Issuing Bank notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Bank for the amount of (i) such draft so paid and (ii)any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment. Each such payment shall be made to the Issuing Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.

          (b) Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding ABR Loans which were then overdue.

          (c) Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Agent for a borrowing pursuant to subsection 2.2 of ABR Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

          3.6.  Obligations Absolute. (a)  The Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit.

          (b) The Borrower also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Borrower's Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things,(i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or
(iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

          (c) The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank's gross negligence or willful misconduct.

          (d) The Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence of willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Bank to the Borrower.

          3.7. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

          3.8. Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.


                      SECTION 4.  REPRESENTATIONS AND WARRANTIES

          To induce the Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Agent and each Lender that:

          4.1 Financial Condition. (a) The audited balance sheet of the Borrower as at December 31, 1996 and the related statements of operations and of cash flows for the year ended on such date, reported on by KPMG Peat Marwick LLP, copies of which have heretofore been furnished to each Lender, present fairly, in all material respects, the financial condition of the Borrower as at such date, and the results of the Borrower's operations and its cash flows for the year then ended.

          (b) The unaudited balance sheet of the Borrower as at September 30, 1997 and the related unaudited statements of operations and of cash flows for the nine-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly, in all material respects, the financial condition of the Borrower as at such date, and the results of the Borrower's operations and its cash flows for the nine-month period then ended (subject to normal year-end audit adjustments).

All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). The Borrower did not have, at the date of the most recent balance sheet referred to above, any contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from December 31, 1996 to and including the date hereof, there has been no sale, transfer or other disposition by the Borrower of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the financial condition of the Borrower at December 31, 1996.

          4.2 No Change. (a) Since September 30, 1997 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect, and (b) during the period from December 31, 1996 to and including the date hereof no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower.

          4.3 Corporate Existence; Compliance with Law. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except in the cases of clauses (c) and (d) to the extent that the failure to so qualify or comply therewith could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

          4.4 Corporate Power; Authorization; Enforceable Obligations. The Borrower and each Subsidiary has the corporate or other power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder and has taken all necessary corporate or other action to authorize the borrowings on the terms and conditions of this Agreement and each of the other Loan Documents and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which any Loan Party is a party other than (i) the consents of landlords to the collateral assignments of leases pursuant to the Assignments of Leases and (ii) any filings required by the Uniform Commercial Code in order to perfect and/or insure the priority of Liens created pursuant to the Loan Documents. This Agreement has been, and each other Loan Document to which any Loan Party is a party will be, duly executed and delivered on behalf of such Loan Party. This Agreement constitutes, and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          4.5 No Legal Documents Bar. The execution, delivery and performance of the Loan Documents to which any Loan Party is a party and the borrowings hereunder will not violate any Requirement of Law or Contractual Obligation of such Loan Party and will not result in, or require, the creation or imposition of any Lien (other than those Liens created or imposed pursuant to the Loan Documents) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

          4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower or any Subsidiary, threatened by or against the Borrower or any Subsidiary or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

          4.7 No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          4.8 Ownership of Property; Liens. The Borrower and its Subsidiaries have good record and marketable title in fee simple to, or a valid leasehold interest in, all their real property, and good title to, or a valid leasehold interest in, all their other property, and none of such property is subject to any Lien except as set forth on Schedule 4.8 and as otherwise permitted by subsection 7.3.

          4.9 Intellectual Property. The Borrower and its Subsidiaries own, or are licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of their business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower or any of its Subsidiaries know of any valid basis for any such claim which could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          4.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

          4.11 Taxes. The Borrower and its Subsidiaries have filed or caused to be filed all material tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary); no tax Lien has been filed, and, to the knowledge of the Borrower and its Subsidiaries, no claim is being asserted, with respect to any such tax, fee or other charge, which, in each case, could reasonably be expected to have a Material Adverse Effect.

          4.12 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulations G, T, U or X as now and from time to time hereafter in effect. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1 or FR Form U-1 referred to in said Regulation G or U, as the case may be.

          4.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan that could reasonably be expected to have a Material Adverse Effect, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code except where such non-compliance could not be reasonably expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period that could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than $500,000. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made except in each instance where such withdrawal or liability could not reasonably be expected to have a Material Adverse Effect. No such Multiemployer Plan is in Reorganization or Insolvent.

          4.14 Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X) which limits its ability to incur Indebtedness.

          4.15 Subsidiaries. All of the Subsidiaries of the Borrower at the date hereof are listed on Schedule 4.15 to this Agreement.

          4.16 Purpose of Loans. The proceeds of the loans shall be used by the Borrower for working capital purposes in the ordinary course of business, including the making of acquisitions in accordance with the provisions of
Section 7.9(c).

          4.17 Environmental Matters.

          (a) To the best knowledge of the Borrower, the facilities and properties owned, leased or operated by the Borrower and its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

          (b) To the best knowledge of the Borrower, the Properties and all operations at the Properties are in compliance, and, to the Borrower's knowledge, have in the last 5 years been in compliance (provided that, in the case of any Properties acquired in the last 5 years, such knowledge is based, for the period prior to such acquisition on the representations made to the Borrower by the Person from which the Properties were acquired), with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower (the "Business") except in either case with respect to any instances of non-compliance or violation which individually or in the aggregate would not be reasonably likely to result in the payment of a Material Environmental Amount.

          (c) The Borrower has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in the payment of a Material Environmental Amount.

          (d) To the knowledge of the Borrower (provided that, in the case of any Properties acquired in the last 5 years, such knowledge is based, for the period prior to such acquisition on the representations made to the Borrower by the Person from which the Properties were acquired), materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

          (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Adverse Amount.

          (f) To the knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability to the Borrower or any Subsidiary under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

          4.18 Solvency. (a) The assets of the Borrower at their fair valuation exceed the liabilities of the Borrower, including contingent liabilities; (b) the capital of the Borrower is not unreasonably small to conduct the business of the Borrower; and (c) the Borrower has the ability to pay the Loans made to it and its obligation under the other Loan Documents and its other debts arising in the normal course of business as such debts mature and does not intend to, or believe that it will, incur debt beyond its ability to pay as such debts mature.

          4.19 FCC Matters. Each Loan Party has duly and timely filed all material filings which are required to be filed by it under the Communications Act, and is in all material respects in substantial compliance with the Communications Act, including, without limitation, Section 310 thereof, and the rules and regulations of the FCC relating thereto (the "FCC Rules") except as set forth on Schedule 4.19. Each Loan Party is qualified to control, and the Borrower is qualified to be, a broadcast licensee under the Communications Act and the FCC Rules. Schedule 4.19 lists all of the FCC Licenses and all other material permits, authorizations and licenses of any Governmental Authorities granted or assigned to the Loan Parties in connection with the operation of the radio stations owned by the Loan Parties (collectively, the "Licenses"), and such Licenses are the only material FCC authorizations, licenses and permits necessary for the conduct of the businesses of the Loan Parties as of the date hereof. All of such Licenses are issued in the name of, or have been validly assigned to, the Borrower or a License Subsidiary and are validly issued and in full force and effect, and the Loan Parties have fulfilled and performed all of their obligations with respect thereto and have full power and authority to operate thereunder, and all applications with respect to FCC consents to the assignment of the Licenses or the transfer of control of the radio stations which are owned by the Borrower on the date hereof to the License Subsidiaries have been filed with the FCC.

                           SECTION 5. CONDITIONS PRECEDENT

          5.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction, immediately prior to or concurrently with such effectiveness on the Closing Date, of the following conditions precedent:

          (a) Loan Documents. The Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender, (ii) for the account of each Lender requesting the same, a Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower and
     (iii) the Acknowledgment and Consent, substantially in the form of Exhibit E, executed and delivered by a duly authorized officer of each Loan Party, with a counterpart or a conformed copy for each Lender.

          (b) Consummation of the Offering. The Offering shall have been consummated for net cash proceeds of at least $120,000,000 and the terms of the Senior Notes shall be reasonably satisfactory to the Agent.

          (c) Indenture; Related Agreements. The Agent shall have received, with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of the Indenture for the Senior Notes and such other documents or instruments as may be reasonably requested by the Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower may be a party.

          (d) Closing Certificate. The Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, satisfactory in form and substance to the Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

          (e) Proceedings of the Borrower. The Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (f) Incumbency Certificate. The Agent shall have received, with a counterpart for each Lender, a Certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document satisfactory in form and substance to the Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

          (g) Corporate Documents. The Agent shall have received, with a counterpart for each Lender, a true and complete copy of the certificate of incorporation of the Borrower, certified as of the Closing Date as a complete and correct copy thereof by the Secretary or an Assistant Secretary of the Borrower.

          (h) Consents, Licenses and Approvals. The Agent shall have received, with a counterpart for each Lender, a certificate of a Responsible Officer of the Borrower (i) attaching copies of all consents, authorizations and filings referred to in subsection 4.19, and
     (ii) stating that such consents, licenses and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance satisfactory to the Agent.

          (i) Fees. The Agent shall have received for the account of each Lender, an annual administrative fee in the aggregate amount for all banks of $20,000, payable on the Closing Date and on each March 31, thereafter, commencing on March 31, 1999.

          (j) Legal Opinion. The Agent shall have received, with a counterpart for each Lender, the executed legal opinion of Paul, Weiss, Wharton, Rifkind & Garrison, counsel to the Borrower, substantially in the form of Exhibit C;

     Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Agent may reasonably require;

          (k) Insurance. The Agent shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 6.3 of the Security Agreement shall have been satisfied.

          (l) Prepayment of Existing Credit Agreement. All Loans outstanding under the Existing Credit Agreement (together with accrued interest thereon) in excess of the Commitments hereunder and all accrued and unpaid fees under the Existing Credit Agreement shall have been paid or repaid simultaneously with the funding under this Agreement.

          (m) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Agent, and the Agent shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

          5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by the Borrower and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and Letter of Credit issued on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this subsection have been satisfied.

                          SECTION 6.  AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect or any other amount is owing to any Lender or the Agent hereunder or under any other Loan Document, the Borrower shall, and (except in the case of Sections 6.1 and 6.2) shall cause each Subsidiary to:

          6.1 Financial Statements.  Furnish to each Lender:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG Peat Marwick LLP or other independent certified public accountants of nationally recognized standing; and

          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein) except that the quarterly financial statements provided pursuant to subsection 6.1(b) shall only be required to include footnotes to the extent such footnotes would be required to be included in a Quarterly Report filed on Form 10-Q filed with the Securities and Exchange Commission.

          6.2 Certificates; Other Information.  Furnish to each Lender:

          (a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a certificate of a Responsible Officer stating that to the best of such Responsible Officer's knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

          (c) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a certificate of a Responsible Officer specifying the

     Borrowing Limit and setting forth the calculations for such amounts in reasonable detail satisfactory to the Agent.

          (d) not later than thirty days prior to the end of each fiscal year of the Borrower, a copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared in good faith on the basis of reasonable assumptions and that such Responsible Officer has no reason to believe they are incorrect or misleading in any material respect;

          (e) within five days after the same are sent, copies of all financial statements which the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

          (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or such Subsidiary.

          6.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except if (i) in the reasonable business judgment of the Borrower or such Subsidiary, as the case may be, it is in its best economic interest not to preserve and maintain such rights, privileges or franchises, and such failure to preserve and maintain such rights, privileges or franchises would not, in the aggregate, be reasonably likely to have a Material Adverse Effect or result in any Event of Default; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

          6.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition (normal wear and tear accepted), except to the extent that the failure to do so with respect to any such property would not be reasonably likely to have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

          6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time on any Business Day and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and with its independent certified public accountants; provided that the Agent or such Lender shall notify the Borrower prior to any contact with such accountants and shall give the Borrower the opportunity to participate in such discussions.

          6.7 Notices.  Promptly give notice to the Agent and each Lender of:

          (a) the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any Subsidiary or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any Subsidiary and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting the Borrower or any Subsidiary in which the amount involved is $1,000,000 or more and not covered by insurance or which could reasonably be expected to have a Material Adverse Effect;

          (d) any filing or communication with the FCC constituting or relating to any challenge to the validity of any FCC License or the transfer thereof to the Borrower or any Subsidiary, or the qualification of the licensee under such FCC License;

          (e) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:
     (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

          (f) any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

          6.8 Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use its reasonable best efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

          6.9 Assignments of Leases. Use all commercially reasonable efforts to effectuate the due execution and delivery of Assignments of Leases in respect of any real property leased by the Borrower or any Subsidiary and used in the transmission or broadcasting of radio signals by any of the Stations (except that the Forestry Service License shall not be assigned pursuant to an Assignment of Leases or any other agreement) and related Landlord's Consent within 180 days of the Closing Date or if later, the date of entering into or acquisition of such lease. Upon execution, the Borrower shall furnish any (i) Assignments of Leases, executed and delivered by a duly authorized officer of the Borrower, and (ii) Landlords Consents, executed and delivered by duly authorized representatives of the parties thereto, to the Agent, with a conformed copy for each Lender.

          6.10 Further Assurances. (a) From time to time hereafter, the Borrower will execute and deliver, or will cause to be executed and delivered, such additional instruments, certificates or documents, and will take all such actions, as the Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, including, without limitation, the FCC, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Agent or such Lender may reasonably require to obtain from the Borrower for such governmental consent, approval, recording, qualification or authorization.

          (b) With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary, promptly upon the request of the Agent: (i) execute and deliver to the Agent, for the benefit of the Lenders, such amendments or supplements to the Security Agreement as the Agent shall deem necessary or advisable to grant to the Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Agent any certificates, if any, representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Security Agreement pursuant to documentation which is in form and substance reasonably satisfactory to the Agent, and (B) to take all actions necessary or advisable to cause the Lien created by the Security Agreement to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Agent and (iv) if requested by the Agent, deliver to the Agent legal opinions relating to the matters described in clauses (i), (ii) and (iii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

          (c) Notwithstanding anything herein or in the Security Agreement, to the extent this Agreement or any other Loan Document purports to require any Loan Party to grant to the Agent, on behalf of the Lenders, a security interest in the FCC Licenses of any Loan Party now owned or hereafter acquired, as the case may be, the Agent, on behalf of the Lenders, shall only have a security interest in such FCC Licenses at such times and to the extent that a security interest in such licenses is permitted under applicable law. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, the Agent will not take any action pursuant to this Agreement or any other Loan Document that would constitute or result in any assignment of any FCC License or any change of control of any Loan Party without first obtaining the prior approval of the FCC or other state or Governmental Authority, if, under the then existing law, such assignment of any FCC License or change of control would require the prior approval of the FCC or other state or Governmental Authority. Prior to the exercise by the Agent of any power, right, privilege or remedy pursuant to this Agreement which requires any consent, approval, recording, qualification or authorization of any Governmental Authority or instrumentality, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments and other documents and papers that the Agent may reasonably require to obtain for such governmental consent, approval, recording, qualification or authorization. Without limiting the generality of the foregoing, the Borrower will use its best efforts upon the reasonable request of the Agent to assist in obtaining from the appropriate governmental authorities the necessary consents and approvals, if any, for the assignment or transfer of such authorizations, licenses and permits to the Agent or its designee upon or following acceleration of the payment of the Loans in accordance with the provisions hereof.

                            SECTION 7.  NEGATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect, or any other amount is owing to any Lender or the Agent hereunder or under any other Loan Document, the Borrower shall not, and (except with respect to subsection 7.1) shall not permit any of its Subsidiaries to, directly or indirectly:

          7.1 Financial Condition Covenants. Permit for any period of four consecutive fiscal quarters ending during any "Test Period" set forth below the ratio of (i) Consolidated

EBITDA of the Restricted Subsidiary Group for such period to (ii) the portion of the Interest Expense for such period required to be paid in cash to be less than the ratio set forth opposite such Test Period below:


           Test Period                              Ratio
          ------------                              ------
     Closing Date - December 30, 2001             2.00 to 1.00
     December 31, 2001 - June 29, 2002            1.75 to 1.00
     June 30, 2002 - thereafter                   2.00 to 1.00

          7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness of the Loan Parties under this Agreement and the other Loan Documents;

          (b) Indebtedness of the Borrower incurred to finance the acquisition of fixed or capital assets or additions thereto (whether pursuant to a loan, a Financing Lease or otherwise) in an aggregate principal amount not exceeding as to the Borrower $2,000,000 at any time outstanding;

          (c) current liabilities of the Borrower (other than for borrowed money) incurred in the ordinary course of their business and in accordance with customary trade practices;

          (d) Indebtedness of the Borrower to any Subsidiary and of any Loan Party to the Borrower or to any other Subsidiary;

          (e) Indebtedness with respect to any surety bonds required in the ordinary course of business of the Borrower and its Subsidiaries, provided that such Indebtedness shall not at any time exceed $250,000 in the aggregate;

          (f) existing Indebtedness set forth on Schedule 7.2(f) and any renewal or refinancing of such Indebtedness, provided the amount of such Indebtedness is not increased and the maturity and weighted average life thereof are not shortened;

          (g) Subordinated Indebtedness incurred in connection with the acquisition of the assets (and related liabilities) constituting a radio station pursuant to subsection 7.9(c) in an aggregate amount outstanding not to exceed $5,000,000 at any time;

          (h) Indebtedness of the Borrower and its Subsidiaries represented by the Senior Notes and the Guarantees of the Senior Notes in an aggregate amount outstanding not to exceed $174,000,000; and

          (i) additional Indebtedness (not otherwise permitted hereunder) of the Borrower not exceeding $5,000,000 in aggregate principal amount at any one time outstanding.

          7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) leases, subleases, easements, rights-of-way, encroachments and other survey defects, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower;

          (f) Liens securing Indebtedness of the Borrower permitted by subsection 7.2(b) incurred to finance the acquisition of fixed or capital assets or additions thereto, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets or additions thereto, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired; and

          (g) Liens created pursuant to the Security Documents; and

          (h) Liens (not otherwise permitted hereunder) which secure obligations not exceeding (as to the Borrower and all Subsidiaries) $5,000,000 in aggregate amount at any time outstanding.

          7.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except Guarantee Obligations (a) pursuant to the Loan Agreements, (b) in existence on the date hereof and listed on Schedule 6.4 and any renewals thereof, provided the amount thereof is not increased or extended and the maturity thereof is not shortened, (c) relating to the unsecured guarantees of the Senior Notes, or (d) Guarantee Obligations incurred after the date hereof in an aggregate amount not to exceed $2,000,000 at any one time outstanding.

          7.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business; except that so long as after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Subsidiary (other than a License Subsidiary) of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the surviving corporation) or with or into any one or more wholly owned Subsidiaries (other than a License Subsidiary) of the Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation).

          7.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

          (a) the sale or other disposition of property in the ordinary course of business;

          (b) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

          (c) the sale of the assets together with the related liabilities constituting radio station WRKL-AM;

          (d) advances, loans, extensions of credit or capital contributions, investments and the like permitted by subsection 7.9;

          (e) as permitted by subsection 7.5;

          (f) any sale or other transfer of any fixed or capital asset in connection with the incurrence of Indebtedness permitted by subsection 7.2(b);

          (g) any sale of obsolete assets in the ordinary course of business;
     and

          (h) the sale or other disposition of other assets (not otherwise permitted hereunder) in an aggregate amount not to exceed $5,000,000 in any twelve month period.

          7.7 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, except that so long as after giving effect thereto no Default or Event of Default shall have occurred and be continuing, the Borrower may (a) repurchase its Capital Stock owned by management employees or (b) make payments to management employees upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans in an aggregate amount per year not to exceed $1,000,000.

          7.8 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and any expenditure from the proceeds of casualty insurance used to repair or replace the assets affected by such casualty loss and any asset acquired as part of the acquisition of a Station permitted by Section 7.9(c)) except for expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower during any of the fiscal periods of the Borrower set forth below, the amount set forth opposite such fiscal period below:


      Fiscal Period                      Amount
     ---------------                   ----------
The fiscal year ending
December 31, 1998                       4,000,000

The fiscal year ending
 December 31, 1999                      2,000,000

Each fiscal year ending
 thereafter                             1,000,000


; provided that any amount not expended in any fiscal year (up to 50% of the amount for such fiscal year set forth above) may be carried forward into the next succeeding fiscal year.

          7.9 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

          (a) extensions of trade credit in the ordinary course of business;

          (b) investments in Cash Equivalents;

          (c) the acquisition of the assets (and related liabilities) constituting a radio station (including the right to hold and operate all related Licenses issued by the FCC); provided that (i) after giving effect thereto, no Default or Event of Default shall have occurred or be continuing and (ii) on a pro forma basis, the Borrower shall be in compliance with subsection 7.1 as of the last day of the period of four fiscal quarters for which financial statements have most recently been provided (assuming such acquisition (and any incurrence of Indebtedness) had occurred on the first day of such period) and (iii) the Borrower shall have provided the Agent with the necessary calculations under clause (ii) in certificate form and in sufficient detail reasonably satisfactory to the Agent.

          (d) investments in the Loan Parties;

          (e) loans and advances to officers, directors and other employees of the Borrower or its Subsidiaries for (i) commissions and travel and entertainment expenses in the ordinary course of business and (ii) relocation expenses and other similar expenses;

          (f) loans by the Borrower to its employees or employees of its Subsidiaries in connection with management incentive plans in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding;

          (g) investments, loans and advances in existence on the date hereof and listed on Schedule 7.9, and extensions, renewals, modifications or restatements thereof; provided the amount thereof is not increased; and

          (h) if in the reasonable judgment of the Borrower or any of its Subsidiaries, any customer is deemed to be in a reorganization or unable to make a timely cash payment on Indebtedness of such customer owing to it, each of the Borrower and its Subsidiaries may invest in securities issued by such customer or any affiliate thereof in lieu of cash payments; provided that the Borrower or such Subsidiary, as the case may be, has paid no new consideration (other than forgiveness of Indebtedness) therefor.

          7.10 Limitation on Optional Payments and Modifications of Debt Instruments or Agreements. (a) Make any optional payment or prepayment on or redemption or purchase of any Indebtedness (other than the Loans), or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any such Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon).

          7.11 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower's or a Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate, except that the foregoing restrictions shall not apply to (i) any transaction with an officer or a member of the Board of Directors of the Borrower or a Subsidiary entered into in the ordinary course of business (including compensation and employee benefit arrangements), (ii) transactions and agreements in existence on the date hereof (including without limitation the Registration Rights Agreements), (iii) directors' fees, (iv) employment agreements approved by the Board of Directors of the Borrower or a Subsidiary as in effect on the date hereof and any extensions thereof on substantially equivalent terms, (v) loans to employees not exceeding $1,000,000 in the aggregate outstanding at any time and (vi) the provision of certain legal, tax and accounting services by Metromedia Company and its employees to the Borrower and its Subsidiaries.

          7.12 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Subsidiary.

          7.13 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than December 31.

          7.14 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than this Agreement and any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

          7.15 Limitation on Lines of Business and Local Marketing and Sales Agreements. (a) Enter into any business, except for those businesses in which the Borrower or any Subsidiary is engaged on the date of this Agreement or which are directly related thereto or (b) without the consent of the Required Lenders, enter into any Local Marketing and Sales Agreement.

          7.16 Restrictions on Member and License Subsidiaries. (a) Permit any FCC License to be held by any Person other than a License Subsidiary 90 days after the later of the Closing Date or acquisition of such FCC License.

          (b) Permit any FCC License held by any License Subsidiary not to be the subject of an Operating Agreement or amend any Operating Agreement without the consent of the Agent.

          (c) Permit any Member other than the Borrower to engage in any activity or business or have any employees or incur any Indebtedness or Contractual Obligations or grant any Liens other than (i) activities and obligations incidental to its membership or partnership interest in a License Subsidiary or (ii) pursuant to the Loan Documents.

          (d) Permit any License Subsidiary to engage in any activity or business or have any employees or incur any Indebtedness or Contractual Obligations or grant any Liens other than (i) activities or obligations incidental to its holding of FCC Licenses and the related Operating Agreement or (ii) pursuant to the Loan Documents.

          (e) (i) permit any License Subsidiary or Member to fail to satisfy customary corporate or other applicable formalities, including the holding of regular board of directors' and shareholders' or other required meetings and the maintenance of offices and records, (ii) permit any bank account of any License Subsidiary or any Member to be commingled with any bank account of the Borrower or any of its other Subsidiaries, (iii) any financial statements distributed to any creditors of the Borrower or any of its other Subsidiaries to fail to clearly establish the separateness of the Members and the License Subsidiaries from the Borrower and its other Subsidiaries, and (iv) take, and not permit any Member or any License Subsidiary to take, any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of any Member or of any License Subsidiary being ignored, or in the assets and liabilities of any Member or of any License Subsidiary being substantively consolidated with those of the Borrower or any of its other Subsidiaries in a bankruptcy, reorganization or other insolvency proceeding.

                            SECTION 8.   EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) The Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

          (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time as required by this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) The Borrower or any other Loan Party shall default in the observance or performance of any covenant contained in Section 7 hereof or Section 5 of the Security Agreement; or

           (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

          (e) The Borrower or any other Loan Party shall, unless waived by the Lender in each instance, (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, after giving effect to any consents or waivers relating thereto, if the aggregate amount of the Indebtedness and/or Guarantee Obligations in respect of which such default or defaults shall have occurred is at least $2,500,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

          (f) (i) The Borrower or any other Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any other Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any other Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any other Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any other Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any other Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

          (h) One or more judgments or decrees shall be entered against the Borrower or any other Loan Party involving in the aggregate a liability (not paid or fully covered by insurance) of $2,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

          (i) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert or
     (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j) The Borrower shall lose, fail to keep in force, suffer the termination or revocation or nonrenewal of, or terminate, forfeit or suffer an amendment to any FCC License at any time owned by it which in any such case would have a Material Adverse Effect;

          (k)(i) Any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than Stuart Subotnick and his family, affiliates and heirs shall obtain the power (whether or not exercised) to elect a majority of the Borrower's directors or (ii) the Borrower shall fail to own, directly or indirectly, free and clear of all Liens (other than pursuant to the Security Documents) 100% of the Capital Stock of any License Subsidiary or Member or (iii) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors; "Continuing Directors" shall mean the directors of the Borrower on the Closing Date and each other director, if such other director's nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors; or

          (l) Any of the subordination provisions of any Subordinated Indebtedness shall cease, for any reason to be in full force and effect, or the Borrower or the holders of a majority of such Indebtedness shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

     With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrower hereby grants to the Agent, for the benefit of the Issuing Bank and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The

Borrower shall execute and deliver to the Agent, for the account of the Issuing Bank and the L/C Participants, such further documents and instruments as the Agent may request to evidence the creation and perfection of the security interest in such cash collateral account.

     Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                                SECTION 9.  THE AGENT

          9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

          9.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          9.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any other Loan Party.

          9.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          9.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          9.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

          9.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to the Loans made by it and with respect to any Letter of Credit issued or participated in by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

          9.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Agent's resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

                              SECTION 10.  MISCELLANEOUS

          10.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Borrower or the other Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower or the other Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders or Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral, in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Section 9 without the written consent of the then Agent or any provision of Section 3 without the consent of the Issuing Bank. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent, the Loan Parties and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders, the Loan Parties and the Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

     The Borrower:       Big City Radio, Inc.
                         11 Skyline Drive
                         Hawthorne, New York  10532

                         Attention: Mr. Michael Kakoyiannis,
                         President
                         Fax: 914-592-4356

     with a copy to:     Arnold L. Wadler, Esq.
                         c/o Metromedia Company
                         One Meadowlands Plaza
                         East Rutherford, New Jersey  07073-2137
                         Fax: 201-531-2803

     The Agent:          The Chase Manhattan Bank
                         270 Park Avenue, 37th Floor
                         New York, New York  10017
                         Attention: John Haltmaier
                         Fax: 212-622-0136

     and a copy to:      Paul, Weiss, Rifkind, Wharton & Garrison
                         1285 Avenue of the Americas
                         New York, New York  10019
                         Attention:  James M. Dubin, Esq.
                         Fax:  212-757-3990

provided that any notice, request or demand to or upon the Agent, the Issuing Bank or the Lenders pursuant to subsection 2.2, 2.4, 2.6, 2.8, 2.13 or 3.2 shall not be effective until received.

          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

          10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent,
(b) to pay or
reimburse the Agent and, from and after the occurrence of a Default or an Event of Default, each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable and documented fees and disbursements of counsel to each Lender and of counsel to the Agent, (c) to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Agent or any such Lender or (ii) legal proceedings commenced against the Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

          10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (b) Any Lender may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 10.6 as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.15, 2.16 and 2.17 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of subsection 2.16, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

          (c) Any Lender may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Agent and the Borrower (which shall not, in either case, be unreasonably withheld), to an additional bank or financial institution ("an Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Agent) and delivered to the Agent for its acceptance and recording in the Register of the aggregate principal amount of the Loans and the aggregate amount of the Available Commitment of all the Lenders then outstanding (or such lesser amount as may be agreed to by the Borrower and the Agent); provided that no such assignment shall be effective unless it is for a minimum amount of at least $5,000,000. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

          (d) The Agent, on behalf of the Borrower, shall maintain at the address of the Agent referred to in subsection 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Agent) together with payment to the Agent of a registration and processing fee of $3,500, the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

          (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

          (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

          10.7 Termination of Guarantee. In connection with this Agreement, the existing Guarantee of up to $6,000,000 of the Loans made by Stuart Subotnick, dated May 30, 1996, as amended, supplemented or otherwise modified from time to time, shall be terminated effective as of the Closing Date and the Agent agrees to mark such Guarantee "cancelled" and return the original document to the Borrower.

          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Agent.

          10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 10.2 or at such other address of which the Agent shall have been notified pursuant thereto; and

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

          Each of the Borrower, the Agent and the Lenders hereby irrevocably and unconditionally waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

          10.13 Acknowledgements.  The Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) neither the Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

          10.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              BIG CITY RADIO, INC.


                              By:  /s/ Michael Kakoyiannis
                                  -----------------------------------
                                   Title:


                              THE CHASE MANHATTAN BANK,
                               as Agent and as a Lender


                              By:  /s/ John Haltmeier
                                  -----------------------------------
                                   Title:

                                  SCHEDULE I

                      Lenders, Addresses and Commitments


The Chase Manhattan Bank                          $15,000,000
270 Park Avenue
New York, New York 10017
Attention:  John Haltmaier
Facsimile number:  (212) 270-4584


                                 SCHEDULE 4.8

                                    Liens

     Liens in favor of Toshiba American Information Systems, Inc. on equipment of the Borrower acquired pursuant to a lease transaction.

                                SCHEDULE 4.15

                                 Subsidiaries



Big City Radio-NYC, L.L.C.

Big City Radio-CHI, L.L.C.

Big City Radio-LA, L.L.C.

Odyssey Traveling Billboards, Inc.

WRKL Rockland Radio, L.L.C.

                                 SCHEDULE 4.19

                           FCC Licenses and Permits


     The FFC authorizations for the following are held by Big City Radio, Inc. or a License Subsidiary for Big City, Inc.:



Call Sign          Station Location                 Renewal File No.
---------          ----------------                 ----------------

WRKL(AM)           New City, NY                     BR-910201XE

WQA-988            Associated with WRKL(AM)         N/A

WWXY(FM)           Briarcliff Manor, NY             BRH-910201YN

WWVY(FM)           Hampton Bays, NY                 BRH-910131WO

WWZY(FM)           Long Branch, NJ                  BRH-910201YP

WVVX-FM            Highland Park, IL                BRH-960807YJ

WJDK(FM)           Morris, IL                       BRH-960801S6

WMG-515            Associated with WJDK(FM)         N/A

KLYY(FM)           Arcadia, CA                      BRH-970731XJ

KLYY-FM1           Burbank, CA                      Renewal associated with
                                                    KLYY(FM)

KSYY(FM)           Fallbrook, CA                    BRH-970731UB

KVYY(FM)           Ventura, CA                      BRH-970731XK

K252BF             Temecula, CA                     BRFT-979731XR

          The FCC license for WRKL(AM) is in the process of being assigned to WRKL Rockland Radio, L.L.C. The FCC licenses for WWXY(FM), WWVY(FM), and WWZY(FM) are in the process of being assigned to Big City Radio-NYC, L.L.C. The FCC licenses for KLYY(FM), KSYY(FM), KVYY(FM), and K252BF are in the process of being assigned to Big City Radio-LA, L.L.C. The FCC licenses for WJDK(FM) and WVVX-FM are in the process of being assigned to Big City Radio-CHI, L.L.C. Big City Radio, Inc. is the sole member manager of Big City Radio-CHI, L.L.C., Big City Radio-LA, L.L.C., Big City Radio-NYC, L.L.C. and WRKL Rockland Radio, L.L.C.

          Big City Radio, Inc. has also requested the FCC to update the licensee of each of the following to the Big City Radio, Inc. or one of its License Subsidiaries:


     WGW-933        Associated with WWVY(FM), Hampton Bays, NY

     KPK-855        Associated with WWXY(FM), Briarcliff Manor, NY

     WHE-822        Associated with WWZY(FM), Long Branch, NJ

     KX-7964        Associated with WRKL(KAM), New City, NY

     WLP-470        Associated with KVYY(FM), Ventura, CA

     WLI-911        Associated with KVYY(FM), Ventura, CA

     WLE-596        Associated with KLYY(FM), Arcadia, CA


                                SCHEDULE 7.2(f)

                             Existing Indebtedness


     Notes Payable on Station Vans                           $47,706.00

     Omnipoint Holdback from WZVU purchase                 $150,000,000
                                                           ------------

         Total                                             $197,706.00


                                 SCHEDULE 7.4

                            Guarantee Obligations

                                    None.

                                 SCHEDULE 7.9

                         Investments, Loans and Advances


     Cablevision (Tower) Deposit                           $ 57,821.00

     L-T Tax Deposit                                       $ 73,155.00
                                                            ----------
          Total                                            $130,976.00
